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                                                                    Exhibit 10.1



                                   AGREEMENT

This agreement ("Agreement") is made this __ day of July, 1996, between SPACEHAB, Incorporated ("SHI"), a Washington state corporation, with principal offices located in Vienna, Virginia and MITSUBISHI Corporation ("MITSUBISHI"), a Japanese corporation, with principal offices located in Tokyo, Japan, on behalf of the National Space Development Agency of Japan ("NASDA", collectively "Buyer").

                 WHEREAS MITSUBISHI desires to lease from SHI the Commercial Vapor Diffusion Apparatus protein crystal growth hardware and purchase associated services for use by NASDA aboard the STS-84 SHI Double Module Mission to Mir ("STS-84") currently scheduled for, and no sooner than, May 1997; and

                 WHEREAS SHI desires to lease to MITSUBISHI such Commercial Vapor Diffusion Apparatus protein crystal growth hardware and sell such associated services on STS-84;

                 NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.   STATEMENT OF WORK
                 SHI will provide, at the times and locations set forth therein and pursuant to the terms and conditions of this Agreement, the hardware, supplies and services described in the Statement of Work ("SOW") attached hereto as Exhibit A and incorporated herein by this reference.

2.   FIXED PRICE
                 MITSUBISHI shall pay SHI a fixed price of $3,280,000 for all of the "Standard Services" provided by SHI, and $270,000 for the "Optional Services" as set forth in the SOW. Payment to SHI shall be made as follows:


                 60% ($2.13 million)                        upon execution of this Agreement
                 25% ($0.89 million)                        on or before November 1, 1996
                 15% ($0.53 million)                        on or before 30 days after launch of STS-84

3.   PAYMENT TERMS AND CONDITIONS
a. The initial payment set forth above shall be made by Mitsubishi within 30 days of its execution of this Agreement, but in no event later than October 31, 1996. SHI will bill MITSUBISHI prior to the remaining above-referenced payment due dates. In the event of a material change in the STS-84 launch date only, SHI will prepare a revised Payment Schedule corresponding to the changed launch date.

b. SHI shall send a Final Accounting/Billing to MITSUBISHI as promptly as possible after completion of the last service provided for by SHI under this Agreement. The Final Accounting/Billing will address any additional payment required from MITSUBISHI (including but not limited to payments for Optional Services not previously paid) or refund due MITSUBISHI as a result of a price reduction for Optional Services pursuant to Section 4 below. If, as a result of Final Accounting/Billing, an additional MITSUBISHI payment or refund is required, such payment or refund shall be due 30 days after the billing date of the Final Billing.

C. In the event STS-84 is delayed, suspended, or postponed, there may be additional charges to MITSUBISHI as specified in the following circumstances:

                          Delay caused by NASA

                          - MITSUBISHI pays only additional service costs, if any, required/provided by NASA and/or SHI. SHI agrees to notify MITSUBISHI of any such costs prior to incurring the costs, if possible, and to negotiate terms and conditions thereof with MITSUBISHI.

                          Delay caused by SHI

                          - MITSUBISHI pays only additional service costs, if any, required/provided by NASA. SHI agrees to notify MITSUBISHI of any such costs prior to incurring the costs, if possible and payment terms and conditions of additional service costs will be negotiated by the parties.


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                          Delay caused by MITSUBISHI/NASDA

                          - MITSUBISHI pays any additional NASA costs charged to SHI which may be required or caused by any delay, suspension or postponement of the launch in excess of the 72 hours allowable delay for which NASA does not charge.

                          - MITSUBISHI pays for any additional costs incurred by SHI for services provided by NASA and/or SHI.

                          - In the event NASDA delivers the payload described in the SOW ("CVDA") so late that SHI, in its sole judgment, is unable to process the CVDA in time to meet the launch schedule, SHI will terminate this Agreement and will retain as liquidated damages all payments made by MITSUBISHI up through the date of termination.

4.  OPTIONAL SERVICES
                 The "Optional Services" set forth in the SOW may be requested by MITSUBISHI. Any optional services requested by MITSUBISHI other than those Optional Services listed in the SOW are not included in the pricing set forth in Section 2 above, and shall be charged to MITSUBISHI at the cost to SHI to perform and/or purchase such optional services. To the extent any of the Optional Services are shared with other SHI customer payloads, the price for such Optional Services to MITSUBISHI shall be reduced to reflect a prorata distribution of the Optional Services costs among all SHI customer users thereof

5.  APPLICABILITY OF NASA/SHI SPACE SHUTTLE AGREEMENTS
                 SHI and MITSUBISHI acknowledge that performance of the services described in this Agreement and the SOW depends upon the agreement[s] governing NASA's lease of the SHI module for STS-84 or any other missions covered herein ("NASA Contracts"). Any changes to these NASA/SHI agreement[s] that are imposed by NASA and which prevent SHI from providing the services described herein shall not constitute a breach of this Agreement by either SHI or MITSUBISHI. In the event of such changes by NASA, SHI and MITSUBISHI agree to negotiate an equitable adjustment to this Agreement that satisfies both parties as well as NASA's new requirements. If there are any conflicts between this Agreement and the requirements of the NASA Contracts applicable to this Agreement, the NASA Contracts terms and conditions shall take precedence.

6.  EXCHANGE OF DOCUMENTATION AND INFORMATION
a. SHI and MITSUBISHI shall exchange all documents and information required for each party to fulfill its responsibilities under this Agreement.

b. All technical data furnished to SHI under this Agreement shall be provided with no restricted rights for use, duplication, and disclosure in any manner and for any purpose whatsoever in performance of this Agreement by SHI and its contractors and subcontractors, and without a restrictive legend, except as provided below. It is the intent of the parties that the designation of proprietary technical data or trade secrets shall be kept to a minimum in order to facilitate implementation of this Agreement.

c. In the event any of the technical data required to be furnished to SHI under this Agreement is considered by MITSUBISHI to be proprietary or a trade secret (such as detailed design, manufacturing and processing information) and MITSUBISHI desires to maintain proprietary or trade secret rights for such data, MITSUBISHI shall inform SHI that the data is considered proprietary or a trade secret and any data so provided shall be conspicuously marked by MITSUBISHI "Proprietary" or "Trade Secret" prior to submittal to SHI.
                 SHI agrees that the data will not, without permission of MITSUBISHI, be duplicated, used or disclosed by SHI or its contractors and subcontractors for any purpose other than as necessary to carry out SHI's obligations pursuant to the agreements referenced in Section 5 above or this Agreement.
                 If required by such contractors and/or subcontractors, the data will only be furnished after the contractors and/or subcontractors have agreed with SHI in writing to protect the data from unauthorized use, duplication and disclosure.


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 d.              SHI considers all data (including data reduction and
                 analysis) obtained or derived from the CVDA as a result of the activities for which MITSUBISHI has paid SHI under this Agreement to be property of MITSUBISHI, and, in order to protect trade secrets and other property rights of MITSUBISHI in such data, SHI will maintain such data in confidence. SHI will not acquire, as a result of launch and associated services under this Agreement, any rights to MITSUBISHI's copyrights, trademarks, trade secrets, inventions, or patents which may be used in or result from the CVDA or any rights to MITSUBISHI's proprietary or trade secret data, except the right to use duplicate, and disclose such data as set forth above.

7.  PERMITS AND LICENSES
                 SHI shall obtain any permit or license that may be required to provide the services to be furnished under this Agreement. MITSUBISHI will be responsible for obtaining any permit or license that may be required to perform an activity unique to the CVDA that is not included in the foregoing, such as tests involving use of radioactive materials or particular requirements of MITSUBISHI's own government, or governmental authorities outside the United States.

8.  ALLOCATION OF CERTAIN RISKS AND LIMITATION OF LIABILITY
a.  Inter-Party Waiver of Liability.
                 In carrying out this Agreement, SHI, NASDA/MITSUBISHI, and NASA, will respectively utilize their property and employees in the SPPF, NASA facilities, and during payload processing activities and STS Operations in close proximity to one another and to others. Furthermore, the parties recognize that all participants are engaged in the common goal of meaningful exploration, exploitation and utilization of outer space. In furtherance of this goal, the parties hereto agree to a no-fault, no-subrogation, inter-party waiver of liability pursuant to which each party agrees not to bring claims in arbitration or otherwise against or sue the other party or other customers of SHI, and agrees to absorb the financial and any other consequences arising out of damage to its own property and employees as a result of participation in the payload processing activities and STS Operations, irrespective of whether such damage is caused by SHI, MITSUBISHI, other SHI customers, NASA, or other NASA customers participating in payload processing activities and STS Operations and regardless of whether such damage arises through negligence or otherwise.

b.  Extension of Inter-Party Waiver.
                 The parties agree that this common goal will also be advanced through extension of the inter-party waiver of liability to other participants in the payload processing activities and STS Operations. Accordingly, the parties agree to extend the waiver as set forth in Section 8a above to the other party's and NASA's contractors and subcontractors at every tier, as third party beneficiaries, whether or not such contractors or subcontractors causing damage bring property or employees to SHI's SPPF or retain title to other interest in property provided by them to be used, or otherwise involved, in the payload processing and Launch Activity. Specifically, the parties intend to protect these contractors and subcontractors from claims, including "products liability" claims, which might otherwise be pursued by the parties, or the contractors or subcontractors of the parties, or other customers of SHI or the contractors or subcontractors of such other customers. Moreover, it is the intent of the parties that each will take all necessary and reasonable steps to foreclose claims for damage by any participant in a payload processing and Launch Activity, under the same conditions and to the same extent as set forth in Section 8a above, except for claims between MITSUBISHI and its contractors or subcontractors and claims between SHI and its contractors and subcontractors.

c.  Broad Construction of Inter-Party Waiver.
                 The parties intend that the inter-party waiver of liability set forth above be broadly construed to achieve the intended objectives.

d.  Insurance Coverage In Lieu of Cross-Waiver
                 In the event that MITSUBISHI is unable to comply with the above waiver provisions due to prohibitions by the laws of Japan, SHI agrees to purchase indemnification insurance covering participants who otherwise would have been covered by the cross waiver provisions above in the event MITSUBISHI were materially damaged by one or more of such participants during the payload processing activities or STS Operations.

e.  Definitions of "payload processing activity" and "STS Operations" In
Section 8
                 "Payload processing activity" means all activity conducted at the SPPF or a NASA facility associated with the preparation of the payload(s) (including but not limited to the CVDA) for launch and SHI and/or NASA storage of all or a portion of the payload(s), and the handling and transportation of all or a portion of the payload(s) outside the confines of SHI's facility by SHI, NASA, or their contractors or subcontractors:


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                 "STS Operations" means:

                                    A.   All Space Shuttle System Activity

                                    B.   All payload operations

                                    C.   Use of all tangible personal property
                                         (including ground support, test,
                                         training and simulation equipment
                                         related to A & B above).

                                    D.   Research, design, development, test,
                                         manufacture, assembly, integration,
                                         transportation, or use of materials
                                         related to the above items, A, B & C.

                                    E.   Performance of any activities related
                                         to A through D.

f. The protection of cross waiver of liability for STS Operations herein agreed to shall cover a period of time during which STS Operations are being performed as follows:

                         Beginning with the signature of an Agreement with NASA for Space Transportation System services and
                         (i) when any employee, payload or property arrives at a United States Government Installation, or (ii) during transportation of such to the installation by a United States Government Conveyance, or (ii) at ingress of such into an Orbiter, for the purpose of fulfilling such Agreement or Arrangement, or (iv) the commencement of extravehicular activities by the Shuttle Crew for the purpose of retrieval of the payload, whichever occurs first and Ending with regard to any employee, payload or property, when such employee, payload or property departs (i) a U.S. Government Installation, or (ii) the Orbiter if it lands at other than such Installation, or (iii) a U.S. Government conveyance which transports the employee and/or payload and related property from such Installation or Orbiter.

g.  Risk of Patent Infringement

                 (i) SHI agrees to indemnify MITSUBISHI, its officers, employees and agents against any United States Patent infringement costs (including, but not limited to, any judgment against MITSUBISHI by a court of competent jurisdiction, reasonable administrative and litigation costs, and settlement payments made as a result of an administrative claim) incurred by MITSUBISHI which are attributable to products, processes or articles of manufacture used in the facilities and Services to be furnished to MITSUBISHI by SHI hereunder.

                 (ii) MITSUBISHI agrees to indemnify SHI AND NASA, their officers, employees and agents against any United States Patent infringement costs (including, but not limited to, judgment against SHI reasonable administrative and litigation costs, and settlement payments made as a result of an administration claim) incurred by SHI and/or NASA which are attributable to products, processes or articles of manufacture used in the CVDA and any supporting equipment and facilities brought to the SHI SPPF by MITSUBISHI or MITSUBISHI's contractors or subcontractors and any activity performed at SHI or NASA facilities by MITSUBISHI or MITSUBISHI's contractors or subcontractors and any activity performed at SHI or NASA facilities by MITSUBISHI or MITSUBISHI's contractors or subcontractors.

h.  Limitation of SHI and MITSUBISHI Liability
                 Notwithstanding any other provisions herein, to the extent that a risk of damage is not dealt with expressly in this Agreement, SHI's and the MITSUBISHI's liability under this Agreement, whether or not arising as a result of an alleged breach of this Agreement, shall be limited to direct damages only and shall not include any loss of revenue, profits or other indirect or consequential damages.

9.  ASSISTANCE WITH THIRD PARTY CLAIMS
                 In the event a third party claim is asserted against SHI or MITSUBISHI as a result of patent infringement, use of proprietary data, or damage, including claims of their respective contractors or subcontractors, arising from or in connection with the Services provided by SHI under this Agreement, SHI and MITSUBISHI each agree to give prompt notice to the other of any such claim and agree to provide each other with any


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                 assistance practicable in the defense against such claim.  If a claim asserted against one party is a claim under this Agreement, the party who has agreed to indemnify shall have the right to intervene and defend, the right to control litigation of, and the right to determine the appropriateness of any settlement related to such claim.


10.  WARRANTIES
                 SHI MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.  PUBLICITY RELATING TO AGREEMENT
                 In cases where one Party intends to use results obtained from this Agreement or advertise his role in this Agreement, it shall first request the other Party for its prior written approval, which shall not be unreasonably withheld.

12.  APPLICABLE LAW
                 The Agreement shall be governed by the law of the State of Virginia.

13.  ARBITRATION/DISPUTES
                 Disputes arising out of the interpretation or execution of this Agreement which cannot be resolved by negotiation shall, at the request of either Party, (after giving 30 days notice to the other Party) be submitted to arbitration. The arbitration tribunal shall sit in Washington, D.C. Disputes shall be finally settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators designated in conformity with those Rules. The decision to submit a dispute shall not excuse either party from the timely performance of its obligations hereunder which are not the subject matter of the dispute. Further, if the lack of resolution of the matter in dispute will adversely impact the timely completion of preparation for launch activities, MITSUBISHI and SHI will perform the matter in dispute in the manner determined by SHI, within the framework of this Agreement and without prejudice to the final resolution of the matter in dispute.

14.  TERMINATION OF SERVICES
                 Both parties have the right to terminate this Agreement pursuant to the following conditions only:

a.               SHI may terminate this Agreement:
                 (i) as a result of breach by MITSUBISHI if MITSUBISHI has not cured the breach within the time specified by SHI in its cure notice to MITSUBISHI (or immediately upon a non-curable breach), in which case SHI shall retain all payments made to the date of the termination, and MITSUBISHI is further liable for all costs incurred by SHI resulting from MITSUBISHI's breach of the Agreement, or
                 (ii) as a result of any actions or inactions by NASA which materially impair SHI's ability to perform this Agreement, in which case MITSUBISHI shall be entitled to any transportation costs for which SHI is reimbursed by NASA and which were previously paid by MITSUBISHI.

b.               MITSUBISHI may terminate this Agreement
                 (i) without cause at any time before installation of the CVDA into the SHI module upon sufficient written notification to SHI of such intent, in which case MITSUBISHI shall be liable for and SHI shall retain all Transportation and Lease progress payments, plus the Integration and Optional Services costs incurred up to the time of termination, as well as all termination charges, or
                 (ii) in the event of material breach by SHI which SHI fails to cure in a reasonable time after written notice of such material breach is received from MITSUBISHI, in which case MITSUBISHI will be relieved from making any further payments to SHI subsequent to the material breach hereof. In the event NASDA cannot complete its science objectives as set forth herein due solely to a material breach hereof by SHI, SHI shall forfeit the final 15% payment set forth above, and thus any possibility of profit under this Agreement, since previous payments go directly to unrecoverable costs incurred by SHI in performance hereof.


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15.   ASSIGNMENTS
                 No party shall assign to another person or entity any part of its rights under this Agreement, including but not limited to rights for services related to scheduled launches, unless otherwise expressly agreed to by the other party in writing, or as may be required pursuant to law.


16.  NOTICES
                 All notices, requests, demands, and other communication hereunder shall be in writing and shall be either (1) personally delivered, (2) sent by U. S. mail or reputable overnight delivery service, or (3) transmitted by facsimile machine as follows:

                 To SHI at:              Nelda Wilbanks
                                         Contracts Administrator
                                         SPACEHAB, Inc.
                                         1595 Spring Hill Rd.
                                         Vienna, Virginia 22182

                 To MITSUBISHI at:       Mr. Kazushi Ochi
                                         Assistant General Manager
                                         Aerospace Department
                                         Mitsubishi Corporation
                                         6-3 Marunouchi 2-Chome
                                         Chiyoda-ku, Tokyo 100
                                         Japan


                 The effective date of each notice, demand, request or other communication shall be deemed to be: (1) the date of receipt if delivered personally or by mail or overnight delivery service, or (2) the date of transmission if by facsimile. Either party may change its address or designee for purposes hereof by informing the other party in writing of such action and the effective date of such change.

17.  FORCE MAJEURE
                 Neither party shall be liable for delays or breaches hereof resulting from events or acts beyond the control of such party, including but not limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations, and natural disasters. Upon the occurrence of such event, the party whose performance is affected shall use reasonable efforts to notify the other party of the nature and extent of any such condition and negotiate its affects.

18.  COMPLETE AGREEMENT
                 This Agreement constitutes the complete agreement and understanding with respect to the subject matter hereof between the parties.

MITSUBISHI Corporation                               SPACEHAB, Inc.

By:                                                  By:
   ----------------------                               ----------------------

Name:                                                Name:
     --------------------                                 --------------------

Title:                                               Title:
      -------------------                                  -------------------

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